Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in:

Registration Statement (No. 333-13962);
Registration Statement (No. 333-127943);
Registration Statement (No. 333-140955);
Registration Statement (No. 333-183891);
Registration Statement (No. 333-183892);
Registration Statement (No. 333-183893);
Registration Statement (No. 333-188826);
Registration Statement (No. 333-188827); and
Registration Statement (No. 333-208647)

on Form S-8 of our reports dated February 29, 2016, relating to the consolidated financial statements and financial schedule of Canadian Pacific Railway Limited and subsidiaries, and the effectiveness of Canadian Pacific Railway Limited and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ Deloitte LLP

Chartered Professional Accountants, Chartered Accountants
Calgary, Canada
February 29, 2016